March 2, 2012

Mr. Robert Shaw

Dear Rob:

This letter agreement (the “Agreement”) states the terms and conditions applicable to the termination of your employment with Transocean.  All references in this Agreement to “Transocean” shall mean Transocean Offshore Deepwater Drilling, Inc. (“TODDI”), its parent, subsidiaries, affiliates and related entities.

1.
Resignation and Termination.  You previously resigned as Vice President, Controller & Principal Accounting Officer, and from any and all other officer or director positions with Transocean, effective January 25, 2012.  Your employment with Transocean shall terminate on March 15, 2012 (the “Termination Date”).

2.
Severance Pay.  You shall receive a lump sum cash payment equal to $350,000, less applicable withholding (the “Compensation”), subject to and contingent upon your timely execution without revocation of the supplemental waiver and release agreement attached hereto as Annex I (the “Waiver and Release”).  In order to be considered as timely and valid for purposes of this Agreement, the Waiver and Release must be signed by you and delivered to Transocean no earlier than the Termination Date and no later than 21 days after the Termination Date, without revocation.  The Compensation shall be payable in a lump sum thirty (30) days after the Termination Date.  Any right you may have to payment arising in connection with earned but unused vacation time will be fully satisfied by the payment of the Compensation.

3.
Bonus.  Subject to and contingent upon your timely execution without revocation of the Waiver and Release, you will also receive a cash payment (the “2012 Bonus”) in an amount equal to $35,960. Payment of your 2012 Bonus, less applicable withholding, will be made simultaneously with the payment of Compensation thirty (30) days after the Termination Date and will be in lieu of your participation in the Cash Bonus Plan for the 2012 calendar year.

4.
Long-Term Incentive Plan Awards.  You will not receive any additional awards under the LTIP.  You should refer to the applicable award letters as to the specific treatment of any awards previously granted to you under the LTIP.  In addition, the following terms shall apply to any awards under the LTIP that remain outstanding as of the Termination Date:

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(A) Restricted Stock Units.  All Restricted Stock Units (“RSUs”) previously granted to you under the LTIP will be treated as if Transocean terminated your employment for the Convenience of the Company (as defined by and determined in accordance with the terms of the LTIP and the applicable award agreement) on the Termination Date, provided that, such treatment is subject to and contingent upon your timely execution without revocation of the Waiver and Release.  For the avoidance of doubt, the following provides details regarding the status of your outstanding RSU awards if you continue to be employed by Transocean until March 15, 2012:

Grant Date	RSUs Granted	Vested Per Schedule as of March 15, 2012	Accelerated Vesting on March 15, 2012*
11/17/2010	6,275	2,091	4,184
2/10/2011	1,997	665	1,332
12/1/2011	9,869	0	9,869
*Your accelerated RSUs will be settled 30 days following your Termination Date, contingent on execution without revocation of the Waiver and Release.

(B) Non-qualified Stock Options.  All non-qualified stock options (“NQ Options”) previously granted to you under the LTIP will be treated as if Transocean terminated your employment for the Convenience of the Company (as defined by and determined in accordance with the terms of the LTIP and the applicable award agreement) on the Termination Date, provided that, such treatment is subject to and contingent upon your timely execution without revocation of the Waiver and Release. For the avoidance of doubt, the following provides details regarding the status of your NQ Options if you continue to be employed by Transocean until March 15, 2012:

Grant Date	Exercise Price (in U.S. dollars)	Number Awarded	Vested on March 15, 2012	Forfeited as of March 15, 2012	Exercise Period Ends
2/10/2011	$ 78.76	3,929	1,309	2,620	March 14, 2013

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(C) Contingent Deferred Units.  All contingent deferred units (“CDUs”) previously granted to you under the LTIP will be treated as if Transocean terminated your employment for the Convenience of the Company (as defined by and determined in accordance with the terms of the LTIP and the applicable award agreement) on the Termination Date, provided that, such treatment is subject to and contingent upon your timely execution without revocation of the Waiver and Release.  You will receive a pro-rata portion of the CDUs that are outstanding as of your Termination Date, which will remain subject to the applicable performance contingency.  For the avoidance of doubt, the following provides details regarding the status of your outstanding CDUs if you continue to be employed by Transocean until March 15, 2012:

Grant Date	CDUs Held	Forfeited as of Termination Date	Outstanding as of Termination Date	Earned
2/10/2011	1,997	1,242	755	TBD*

*In the event of a termination of employment for the Convenience of the Company, you receive a pro-rata portion of outstanding CDUs.  The pro-rata portion of the CDUs determined above is calculated by multiplying the number of CDUs held by a fraction, the numerator of which is the number of calendar days of employment during the performance cycle after the grant date (399) and the denominator of which is the total number of calendar days in the performance cycle after the grant date (1055).  The determination of the vested awards will be made within the first 60 days of 2014, and the distribution of the vested portion of the award will be made on March 15, 2014.

5.	Benefits.

(A) Retirement Plans.  Following the Termination Date, you will no longer be able to participate in the Transocean retirement plans, including the U.S. Savings Plan, U.S. Retirement Plan and the Transocean Management, Ltd. Pension Plan (the “Plans”).  The payment of your benefit under the Plans will be made in accordance with the applicable terms of that plan.

(B) Welfare Benefits.  You shall continue to receive coverage under Transocean’s expatriate group medical insurance program at Transocean’s expense until July 31, 2012 and Transocean will make available to you an opportunity to elect COBRA health continuation coverage.

(C) Cash Relocation Allowance.  Transocean waives it right to the repayment of the one-time cash relocation allowance of $175,000 that was previously paid to you on or about November 30, 2011.

(D) Repatriation.  You will be reimbursed for reasonable and documented repatriation costs incurred on or before December 31, 2012, in accordance with the repatriation section of Transocean’s Global Relocation policy.

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(E) Severance.  You will not be eligible to participate in any severance plan or arrangement established by Transocean, including but not limited to the Transocean Executive Severance Policy, and you agree that you will have no right to claim a benefit under any severance plan or arrangement.

(F) Outplacement Services.  You will be eligible to receive outplacement services in accordance with the current Human Resources’ practice at a cost not to exceed $17,500 in equivalent currency using exchange rates as of the Termination Date.

(G) Other Benefits and Perquisites.  Except as otherwise provided in this Agreement, the terms and conditions of each Transocean benefit plan or program in which you participate as of the Termination Date shall continue to apply to any payments due and owing to you under the terms of such plan or program as they would apply to other similarly situated executives of Transocean.  Without limiting the foregoing, you will remain covered under the terms of Transocean’s Swiss tax protection program, which includes, at Company expense, the preparation or assistance in preparation by PricewaterhouseCoopers LLP of your Swiss and United States tax returns.  Nothing in this Agreement shall limit or constrain in any way Transocean’s ability to amend the terms and/or conditions of any such plan or program.

(H) Financial Planning.  Executive shall be entitled to the full executive financial planning benefit for calendar year 2012 in an amount not to exceed $3,000, to be paid in accordance with the terms of Transocean’s executive financial planning policy.

6.
Indemnification. You will be indemnified for any direct expenses that (i) you may incur in Switzerland that are triggered by the premature termination of agreements you entered into related to your establishment of a residency in Switzerland and that you have to terminate due to the early termination of your residency in Switzerland and (ii) are payable to the party with whom you have contracted for the service or property, provided that such direct expenses could not be reasonably prevented or abated by you.

7.
Waiver And Release.  In exchange for this Agreement you agree, on behalf of yourself, your heirs, relations, successors, executors, administrators, assigns, agents, representatives, attorneys, and anyone acting on your behalf as follows:

You irrevocably and unconditionally release, acquit, and forever discharge Transocean, and any predecessors or successors (collectively, the “Transocean Group”), and its and their past and present officers, directors, attorneys, insurers, agents, servants, suppliers, representatives, employees, affiliates, subsidiaries, parent companies, partners, predecessors and successors in interest, assigns and benefit plans (except with respect to vested benefits under such plans), and any other persons or firms for whom the Transocean Group could be legally responsible (collectively, “Released Parties”), from any and all claims, liabilities or causes of action, whether known or now unknown to you, arising from or related in any way to your employment or termination of your employment with the Transocean Group and/or any of the Released Parties and occurring through the date you sign and return this Agreement, other than claims arising under the Age Discrimination in Employment Act, as amended, and the Older Workers Benefit Protection Act, which are addressed only in the Waiver and Release.

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You acknowledge that this Agreement is your knowing and voluntary waiver of all rights or claims arising before you accept and return this Agreement, as indicated below.  You understand and agree that your waiver includes, but is not limited to, all waivable charges, complaints, claims, liabilities, actions, suits, rights, demands, costs, losses, damages or debts of any nature except as specifically set forth above.  You further acknowledge and agree that your waiver of rights or claims is in exchange for valuable payments and other promises in addition to anything of value to which you are already entitled.

You further acknowledge and agree that the Transocean Group has no obligation to reemploy, rehire or recall you, and promise that you shall not apply for re-employment with the Transocean Group.

8.	Miscellaneous.

(A) You warrant, acknowledge and agree that:

(B) Your acceptance of this Agreement is completely voluntary;

(C) You are hereby being advised in writing by Transocean to consult with an attorney regarding the terms of this Agreement before accepting;

(D) You are receiving under this Agreement consideration of value in addition to anything to which you are already entitled;

(E) You are fully competent to execute this Agreement, which you understand to be a binding contract;

(F) You accept this Agreement including the Waiver and Release of your own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and without reliance on any representation of any kind or character not specifically included in writing in the Agreement;

(G) You understand that TODDI is relying upon the truthfulness of the statements you make in the Agreement and you understand that TODDI would not enter into this Agreement if you did not make each of the representations and promises contained in the Agreement.

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9.
Cooperation.  Following the termination of your employment with Transocean, you agree to reasonably cooperate with and make yourself available on a continuing basis to  Transocean and its representatives and legal advisors in connection with any matters in which you are or were involved during your employment with Transocean or any existing or future claims, investigations, administrative proceedings, lawsuits and other legal and business matters as reasonably requested by Transocean. If Transocean’s request for your cooperation as described in the previous sentence results in your spending more than six hours per month engaged in Transocean matters, Transocean shall pay you a fee per hour of services performed (in excess of six hours per month) at a rate of $175.00/hour, prorated for partial hours.  You also agree to promptly send the General Counsel, Transocean Ltd. copies of all correspondence (for example, but not limited to, subpoenas) received by you in connection with any such matters involving or relating to Transocean, unless you are expressly prohibited by law from so doing.  You agree not to cooperate voluntarily in any third party claims against Transocean.  You agree that nothing in this Agreement restricts your ability to appropriately respond to a subpoena or other request from the government or regulators.  Transocean agrees to reimburse you for your reasonable out-of-pocket expenses incurred in connection with the performance of your obligations under this section.

10.
Confidentiality.  You acknowledge that, in the course of your employment with Transocean, you have acquired Confidential Information which is and remains the exclusive property of Transocean. You agree not to divulge to any other person, firm, corporation or legal entity, any Confidential Information or trade secret of Transocean, except as required by law.   “Confidential Information” shall mean information:  (A) disclosed to or known by executive as a consequence of or through executive’s employment with Transocean; (B) not generally known outside the Transocean; and (C) which relates to any aspect of Transocean or their business, finances, operation plans, budgets, research, or strategic development.  “Confidential Information” includes, but is not limited to, Transocean’s trade secrets, proprietary information, financial documents, long range plans, customer information, employee compensation, marketing strategy, data bases, pricing and costing data, patent information, computer software developed by Transocean, investments made by Transocean, and any information provided to Transocean by a third party under restrictions against disclosure or use by Transocean or others.  You additionally represent and agree that the existence, terms and conditions of this Agreement shall be and remain confidential and that you will not disclose them to any third party other than your attorney or legal advisor.

11.
Return of Transocean’s Property.  You acknowledge and agree that you will promptly return to Transocean all property pertaining to its business activities that is in your possession, as well as any other property of Transocean that you are expressly requested to return, including computers, files, documents, and other materials which were given to you by Transocean for your use during your employment or which are otherwise in your possession, custody or control.

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12.
Non-Disparagement.  You agree that, in acting alone or in concert with others, you will not (A) publicly criticize or disparage Transocean or any of its officers, employees, directors or agents, or privately criticize or disparage Transocean or any of its officers, employees, directors or agents in a manner intended or reasonably calculated to result in public embarrassment to, or injury to the reputation of, Transocean or any of its officers, employees, directors or agents; (B) directly or indirectly, acting alone or acting in concert with others, institute or prosecute, or assist any person in any manner in instituting or prosecuting, any legal proceedings of any nature against Transocean; (C) commit damage to the property of Transocean or otherwise engage in any misconduct which is injurious to the business or reputation of Transocean; or (D) take any other action, or assist any person in taking any other action, that is adverse to the interests of the Transocean or inconsistent with fostering the goodwill of Transocean; provided, however, that nothing in this Section 12 shall apply to or restrict in any way the communication of information by the executive to any state or federal law enforcement agency or require notice to Transocean, and you  will not be in breach of the covenant contained in (B) above solely by reason of your testimony which is compelled by process of law.

13.
Non-Solicitation of Customers.  You agree that, during the one year period beginning on the Termination Date, you will not directly or indirectly, on your own behalf or on behalf of others, solicit or accept any business producing or providing products or services which Transocean produces or provides from any person that was a customer or client or prospective customer or client of Transocean during the period during which you were employed by Transocean.

14.
Non-Solicitation of Employees.  You agree that during the term of your employment under this Agreement and for a period of two years following the Termination Date, you will not either directly or indirectly solicit, induce, recruit or encourage any of Transocean’s employees to leave their employment, or take away such employees, or attempt to solicit, induce, recruit, encourage, take away or hire Transocean’s employees, either for yourself or any other person or entity.

15.
Indemnification Agreement.   Nothing in this Agreement shall act as a release or waiver by you of any rights of defense or indemnification which would otherwise be afforded to you under the Articles of Association of Transocean Ltd. or the similar governing documents of any affiliate of Transocean Ltd., or any rights of defense or indemnification afforded to you under the indemnification agreement previously entered into between you and Transocean, or any rights of defense or indemnification which would be afforded to you under any officer liability or other insurance policy maintained by Transocean.

16.
Enforcement of Agreement.                                                      No waiver or nonaction with respect to any breach by the other party of any provision of this Agreement, nor the waiver or nonaction with respect to any breach of the provisions of similar agreements with other employees or consultants shall be construed to be a waiver of any succeeding breach of such provision, or as a waiver of the provision itself.  Should any provisions hereof be held to be invalid or wholly or partially unenforceable, such holdings shall not invalidate or void the remainder of this Agreement.  Portions held to be invalid or unenforceable shall be revised and reduced in scope so as to be valid and enforceable, or, if such is not possible, then such portion shall be deemed to have been wholly excluded with the same force and effect as if they had never been included herein.

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17.
Choice of Law.  This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction.

18.	Taxes.

Transocean will have the right to deduct from all benefits and payment made under this Agreement any and all taxes required by law to be paid or withheld with respect to such benefits or payments.

19.	Section 409A.

The Agreement is intended to comply with the provisions of Section 409A and applicable Treasury authorities and, wherever possible, shall be construed and interpreted to ensure that any payments that may be paid, distributed provided, reimbursed, deferred or settled under this Agreement will not be subject to any additional taxation under Section 409A.  This Section 19 does not create an obligation on the part of Transocean to modify the Agreement in the future and does not guarantee that the amounts or benefits owed under the Agreement will not be subject to interest and penalties under Code Section 409A.  Notwithstanding any provision of the Agreement to the contrary, the following provisions shall apply for purposes of complying with Section 409A:

(i)           Pursuant to the applicable standards regarding termination from employment for purposes of Section 409A and the applicable Treasury Regulations under 1.409A-1(h)(1)(ii), you and Transocean acknowledge that you will have a separation from service for purposes of determining the timing of payment of deferred compensation to which you are entitled as of the Termination Date.

(ii)           The provisions of Section 409A of the Internal Revenue Code of 1986, as amended, do not apply to the Compensation or the 2012 Bonus since this amount qualifies for the short-term deferral exception described in Treasury Regulation §1.409A-1(b)(4), in addition to the separation pay exemption as it does not exceed the separation pay plan limits described in Treasury Regulation §1.409A-1(b)(9).

(iii)           Continued medical benefits are intended to satisfy the exemption for medical expense reimbursements under Treasury Regulation Section 1.409A-1(b)(9)(v)(B).

20.
Notices.  Notices provided for in this Agreement shall be in writing and shall either be personally delivered by hand or sent by:  (i) mail service, postage prepaid, properly packaged, addressed and deposited with the mail service system; (ii) via facsimile transmission or electronic mail if the receiver acknowledges receipt; or (iii) via Federal Express or other expedited delivery service provided that acknowledgment of receipt is received and retained by the deliverer and furnished to the sender.  Notices to you by Transocean shall be delivered to the last address you have filed, in writing, with Transocean, and notices by you to Transocean shall be delivered to Transocean Management Ltd., c/o Mr. Ian Clark, Vice President, Human Resources, Chemin de Blandonnet 10, CH-1214 Vernier, Switzerland.

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21.	Assignment. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and any successors or assigns of Transocean.

TRANSOCEAN OFFSHORE DEEPWATER DRILLING, INC.

Robert L. Herrin                                                                                                                                                 March 2, 2012
                        Date

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

I hereby accept this Agreement and agree to be bound by the terms and conditions stated in it.

Accepted this 2nd day of March, 2012.

/s/ Robert Shaw
Robert Shaw

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ANNEX 1

SUPPLEMENTAL WAIVER AND RELEASE AGREEMENT

In exchange for the payment and the other promises made by Transocean Offshore Deepwater Drilling Inc. in the letter agreement entered into among TODDI and myself dated March 2, 2012 (the “Letter Agreement”), I, Robert Shaw, on behalf of myself, my heirs, relations, successors, executors, administrators, assigns, agents, representatives, attorneys, and anyone acting on my behalf, promise and agree as follows:

I irrevocably and unconditionally release, acquit, and forever discharge Transocean Ltd. and its predecessors, successors, parent and affiliated companies (collectively, the “Transocean Group”), and its and their past and present officers, directors, attorneys, insurers, agents, servants, suppliers, representatives, employees, affiliates, subsidiaries, parent companies, partners, predecessors and successors in interest, assigns and benefit plans (except with respect to vested benefits under such plans), and any other persons or firms for whom Transocean could be legally responsible (collectively, “Released Parties”), from any and all claims, liabilities or causes of action, whether known or now unknown to me, arising from or related in any way to my employment and termination of my employment with Transocean and/or any of the Released Parties and occurring through the date I sign and return this Supplemental Waiver And Release Agreement (the “Agreement”).

I acknowledge that this Agreement is my knowing and voluntary waiver of all rights or claims arising before I accept and return this Agreement, as indicated below.  I understand and agreed that my waiver includes, but is not limited to, all waivable charges, complaints, claims, liabilities, actions, suits, rights, demands, costs, losses, damages or debts of any nature, including, but not limited to, claims arising under Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; the Texas Commission on Human Rights Acts; the Americans with Disabilities Act; the Age Discrimination in Employment Act, as amended; the Older Workers Benefit Protection Act; the Family and Medical Leave Act of 1993; the Texas Workers’ Compensation Act; the Texas Labor Code; the Employee Retirement Income Security Act of 1974, as amended; all state and federal statutes and regulations; and the common law, whether based in law or equity, in tort or contract.  I further acknowledge and agree that my waiver of rights or claims is in exchange for valuable payments and other promises in addition to anything of value to which I already am entitled.

I acknowledge and agree that Transocean has no obligation to reemploy, rehire or recall me, and promise that I shall not apply for re-employment with the Transocean Group.

For this Supplemental Waiver and Release Agreement, Transocean agrees to provide me the consideration set forth in Sections 2, 3, and 4 of my Letter Agreement  (the “Consideration”).  This Supplemental Waiver and Release Agreement becomes effective after I sign and return the signed Agreement per the instructions below.

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I acknowledge and understand that I am not entitled to the Consideration except in exchange for this Agreement.  Therefore, I will receive the Consideration unless I execute, date and return this Agreement to Transocean and do not revoke this Agreement within the next seven days after execution.

I warrant, acknowledge and agree that:

a.           My acceptance of this Agreement is completely voluntary;

b.	I have had the opportunity to consider this Agreement for twenty-one (21) days, though I understand I may accept sooner than 21 days if I choose;

c.	I am hereby being advised in writing by Transocean to consult with an attorney regarding the terms of this Agreement before accepting;

d.	if I accept this Agreement, I have 7 days following the execution of this Agreement to revoke my acceptance;

e.	this Agreement shall not become effective or enforceable until the 7-day revocation period has expired;

f.	I am receiving under this Agreement consideration of value in addition to anything to which I already am entitled;

g.	I do not waive any claims or rights that may arise after the date I sign and return this Agreement.

I acknowledge and agree that I have carefully read this Agreement and I represent, warrant and promise as follows:

a.	I understand this Agreement is my release and waiver of all claims, known and unknown, past or present;

b.	I have entered into this Agreement in exchange for Transocean’s promises in this Agreement, including to provide the Consideration;

c.	I am fully competent to execute this Agreement, which I understand is a binding contract;

d.
I accept this Agreement of my own free will, after having a reasonable period of time to review, study and deliberate regarding its meaning and effect, and without reliance on any representation of any kind or character not specifically included in writing this Agreement;

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e.           I execute this Agreement fully knowing its effect and voluntarily;

f.
I understand that Transocean is relying upon the truthfulness of the statements I make in this Agreement, and I understand that Transocean would not enter into this Agreement with me or provide me the Consideration if I did not make each of the representations and promises contained in this Agreement.

This Agreement shall be interpreted and construed in accordance with and shall be governed by the laws of the State of Texas, notwithstanding any conflicts of law principles which may refer to the laws of any other jurisdiction.

To accept this Agreement, I understand that I must sign the Acceptance of Agreement (below) and have the related Notarial Acknowledgement executed by a notary public.  The fully executed Supplemental Waiver and Release Agreement should be delivered by hand to the Human Resources Department marked to the attention of Janis Peterson or mailed to the following address:

Transocean Offshore Deepwater Drilling Inc.
Attention:  Janis Peterson
P.O. Box 2765
Houston, Texas 77252-2765

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This Agreement will not be effective and no payment will be made unless the above procedure is strictly followed.  I understand that if I have any questions concerning the procedure, I may call Janis Peterson at (713) 232-7377.

ACCEPTANCE OF AGREEMENT BY EMPLOYEE

After having the opportunity to consider this Supplemental Waiver and Release Agreement, I knowingly and voluntarily choose to accept this Supplemental Waiver and Release Agreement and agree to be bound by it.

Accepted this ____ day of _____________________.

         Robert Shaw

NOTARIAL ACKNOWLEDGEMENT

STATE OF                                                                          §

COUNTY OF                                                                       §

BEFORE ME, the undersigned, on this day personally appeared Robert Shaw, known to me to be the person whose name is subscribed to the foregoing instrument, and acknowledged to me that such person executed the same for the purposes and consideration therein expressed.

GIVEN UNDER MY HAND AND SEAL OF OFFICE this ____ day of _________________.

Notary Public in and for the State of
____________________________________

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